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                                                                    Exhibit 99.1


ATC HEALTHCARE SIGNS LETTER OF INTENT TO PURCHASE LARGEST FRANCHISE

COMPANY EXPECTS SIGNIFICANT IMPROVEMENT IN PROFITABILITY AND REDUCTION IN ROYALTY EXPENSES

LAKE SUCCESS, N.Y.--(BUSINESS WIRE)--Dec. 4, 2001-- ATC Healthcare Services, Inc. (OTC BB:ATCHA - news) today announced that the Company has signed a Letter of Intent to purchase its largest franchise in the New York metropolitan area.

The purchase, expected to be consummated in January, 2002 with a definitive agreement, pending Board approval and bank approval would significantly enhance ATC's valuation and profitability. Additionally, under the terms of the agreement key management presently operating the franchise will remain on an active and ongoing basis. Presently ATC derives 10% of its revenue from corporately-owned locations - with the closing of this transaction the percentage would increase to 50%, significantly increasing EBITDA.

"This monumental move represents a significant milestone in the renaissance of ATC on two fronts. First, the Company will increase EBITDA by approximately $5.5 million, providing more value to existing shareholders and attracting additional investor interest from both the retail and institutional community. Secondly, it provides our franchises tremendous incentive to grow their operations and possess an excellent exit strategy," stated David Savitsky, President of ATC.

"With increased interest and attention in the healthcare arena demonstrated by the successful IPO's of Cross Country (NASDAQ:CCRN - news) and AMN Healthcare Services, Inc. (NYSE:AHS - news), we expect to flourish in a business in which ATC possesses over 25 years of experience and is a formidable and expanding force," Savitsky concluded.

Alan Levy, CFO, added, "The purchase of this franchise will significantly reduce royalty expenses and create significant improvement in ATC's financial performance and growth in EDITDA, net income and EPS."

ATC provides supplemental staffing, outsourcing and human resources solutions to hospitals, nursing homes, medical and research facilities and industry from 63 locations in 25 states. Drawing from a pool of over 10,000 healthcare professionals spanning more than 50 specialties, the Company supplies both clinical and non-clinical personnel for short-term, long-term, and "traveling" contract assignments. To learn more about the company's services, visit their web site at www.atchealthcare.com.

This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in ATC Healthcare, Inc. Annual Report on Form 10-K for the year ended February 28, 2001 as filed with the Securities and Exchange Commission on May 25, 2001 and its Quarterly Report on Form 10-Q for the quarter ended August 31, 2001 as filed with the Securities and Exchange Commission on October 15, 2001.